Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Richardson TX 75081 USA
+1 (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact

Jay Barbour, Vice President of Marketing

972.664.8107, jbarbour@intrusion.com

Intrusion Inc. Announces Selection of Silicon Valley Bank and Secures New Line of Credit

Richardson, Texas – March 29, 2006 – Intrusion Inc. (NasdaqSC: INTZ), (“Intrusion”) announced today that it has selected Silicon Valley Bank, the primary banking subsidiary of SVB Financial Group  (Nasdaq: SIVB) for its primary banking relationship, including the establishment of a $1.0 million line of credit for working capital purposes.

About Silicon Valley Bank

Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and three international operations. Silicon Valley Bank’s parent company is SVB Financial Group (Nasdaq: SIVB).  More information on the company can be found at www.svb.com.

About Intrusion Inc.

Intrusion Inc. is a leading global provider of regulated information compliance, entity identification systems, data privacy protection products, and network intrusion prevention and detection solutions. Intrusion’s product families include the Compliance Commander™ for regulated information compliance, data privacy protection and identity theft prevention, TraceCop™ identification and location system, Intrusion SpySnare™ for real-time inline blocking of spyware and unwanted P2P applications, and Intrusion SecureNet™ for network intrusion prevention and detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.